K2 GMOF HOLDINGS CORPORATION

INVESTMENT MANAGEMENT AGREEMENT

            THIS INVESTMENT MANAGEMENT AGREEMENT, dated as of May 16, 2016, is made between K2 GMOF HOLDINGS CORPORATION, a Cayman Islands exempted company (the “Corporation”), and K2/D&S MANAGEMENT CO., L.L.C., a Delaware limited liability company (the “Manager”).

            WHEREAS, Franklin K2 Global Macro Opportunities Fund (the “Fund”), a series of Franklin Alternative Strategies Funds, is an investment company registered with the U.S. Securities and Exchange Commission pursuant to the Investment Company Act of 1940; and

            WHEREAS, the Corporation, is a wholly-owned subsidiary of the Fund which was established in order to facilitate the implementation of the Fund’s investment strategy; and

            WHEREAS, the Corporation desires to avail itself of the services, information, advice, assistance and facilities of an investment manager and to have an investment manager perform various management, statistical, research, investment advisory, administrative and other services for the Corporation; and

            WHEREAS, the Manager is registered as an investment adviser under the Investment Advisers Act of 1940 (the “Advisers Act”), is engaged in the business of rendering management, investment advisory, counseling and supervisory services to investment companies and other investment counseling clients, and desires to provide these services to the Corporation.

            NOW THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is mutually agreed as follows:

            1.         Employment of the Manager.  The Corporation hereby employs the Manager to manage the investment and reinvestment of the Corporation’s assets (“Assets”), to administer its affairs and to provide or procure, as applicable, the administrative and other services described in Section 2.C. of this Agreement, as may be supplemented from time to time, subject to the oversight of the Corporation’s sole director (the “Sole Director”), for the period and on the terms hereinafter set forth.  The Manager hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth for the compensation herein provided.  The Manager shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

            2.         Obligations of and Services to be Provided by the Manager. The Manager undertakes to provide the services hereinafter set forth and to assume the following obligations:

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                        A.           Investment Management Services.

                                      (a)          The Manager shall provide certain investment advisory services for the Corporation, including (i) being responsible for allocating, reallocating and monitoring the Assets for investment and reinvestment among itself and the various subadvisers to the Corporation, as may be retained from time to time by the Manager (a “Subadviser”), (ii) managing the investment and reinvestment of that portion of the Assets (which amount may be $0) allocated from time to time for investment in private and registered investment funds, and (iii) managing the investment and reinvestment of that portion of the Assets that is not otherwise managed by a Subadviser (together, the “Manager’s Portion”), including, but not limited to, that portion allocated from time to time for investment in cash and cash equivalent instruments for cash management purposes, all in accordance with the investment goals and policies of the Corporation, and any directions which the Corporation’s Sole Director, with respect to the Assets, may issue from time to time.  In pursuance of the foregoing, the Manager shall make all determinations with respect to the allocation of the Assets among itself and the Subadvisers and the purchase and sale of the Corporation’s investment securities within the Manager’s Portion, and shall take such steps as may be necessary to implement the same, except to the extent otherwise delegated to a Subadviser.  Such determinations and services shall include determining the manner in which any voting rights, rights to consent to corporate action and any other rights pertaining to the Corporation’s investment securities shall be exercised.  The Manager shall render or cause to be rendered regular reports to the Corporation and its Sole Director and at such other times as may be reasonably requested by the Corporation’s Sole Director, of (i) the decisions made with respect to the investment of the Assets, the allocation of the Assets among itself and the Subadvisers and the purchase and sale of investment securities, (ii) the reasons for such decisions, and (iii) the extent to which those decisions have been implemented.

                                      (b)          The Manager, subject to and in accordance with any directions which the Corporation’s Sole Director may issue from time to time, shall place, in the name of the Corporation and with respect to the Manager’s Portion, orders for the execution of securities transactions.  When placing such orders, the Manager shall seek to obtain the best net price and execution for the Corporation, but this requirement shall not be deemed to obligate the Manager to place any order solely on the basis of obtaining the lowest commission rate if the other standards set forth in this section have been satisfied.  The parties recognize that there are likely to be many cases in which different brokers are equally able to provide such best price and execution and that, in selecting among such brokers with respect to particular trades, it is desirable to choose those brokers who furnish research, statistical, quotations and other information to the Manager in accordance with the standards set forth below.  Moreover, to the extent that it continues to be lawful to do so, the Manager may place orders with a broker who charges a commission for that transaction which is in excess of the amount of commission that another broker would have charged for effecting that transaction, provided that the excess commission is reasonable in relation to the value of “brokerage and research services” (as defined in Section 28(e)(3) of the Securities Exchange Act of 1934) provided by that broker.  To the extent a Subadviser has agreed under its contract with the Manager to place orders for the execution of securities transactions on behalf of the Corporation, such Subadviser shall be responsible for such execution.

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                                      Accordingly, the Corporation and the Manager agree that the Manager shall select brokers for the execution of the Corporation’s transactions with respect to the Manager’s Portion from among:

                                      (i)          Those brokers and dealers who provide quotations and other services, specifically including the quotations necessary to determine the Corporation’s net assets, in such amount of total brokerage as may reasonably be required in light of such services; and

                                      (ii)         Those brokers and dealers who supply research, statistical and other data to the Manager or its affiliates which the Manager or its affiliates may lawfully and appropriately use in its investment management capacities, which relate directly to securities, actual or potential, of the Corporation, or which place the Manager in a better position to make decisions in connection with the management of the Assets and securities, whether or not such data may also be useful to the Manager and its affiliates in managing other portfolios or advising other clients, in such amount of total brokerage as may reasonably be required.

                                      (c)          The Manager shall render such regular reports regarding brokerage transactions to the Corporation as may be reasonably requested from time to time by the Corporation.

                                      (d)          The Manager agrees that no investment decision will be made or influenced by a desire to provide brokerage for allocation in accordance with the foregoing, and that the right to make such allocation of brokerage shall not interfere with the Manager’s paramount duty to obtain the best net price and execution for the Corporation.

                                      (e)          Decisions on proxy voting shall be made by the Manager with respect to the Manager’s Portion and as may be requested from time to time by a Subadviser unless the Sole Director determines otherwise.  Pursuant to its authority, Manager shall have the power to vote, either in person or by proxy, all securities in which the Manager’s Portion may be invested from time to time or as may be requested from time to time by a Subadviser, and shall not be required to seek instructions from the Corporation with respect thereto.  With respect to litigation, class action settlements or regulatory actions relating to securities held by the Corporation, the Manager and any Subadviser shall comply with such policies and procedures relating to such matters as may be adopted from time to time by the Sole Director on behalf of the Corporation.

                        B.           Provision of Information Necessary for Preparation of Underwriting, Distribution and Other Materials.  The Manager, its officers and employees will make available and provide accounting and statistical information required by the Corporation in the preparation of reports and other documents required by applicable laws and with such information as the Corporation may reasonably request for use in the preparation of such documents or of other materials necessary or helpful for the underwriting and distribution of the Corporation’s shares.

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                        C.           Administrative Services.  The Manager agrees, during the term of this Agreement, to provide or procure, as applicable, at its own expense (unless otherwise agreed to by the parties), the following services to the Corporation to the extent that any such services are not otherwise provided by any Subadviser or other service provider to the Corporation:  (a) providing office space, equipment and supplies appropriate for the effective administration of the Corporation as contemplated in this Agreement; (b) providing trading desk facilities unless these facilities are provided by a Subadviser to the Corporation; (c) authorizing expenditures and approving bills for payment on behalf of the Corporation; (d) supervising preparation of periodic reports to the Corporation’s shareholder, authorizing and disbursing dividends, providing notices of dividends, capital gains, distributions and tax credits; and attending to routine correspondence and other communications with the Corporation’s sole shareholder or others when asked to do so by the Corporation’s officers; (e) coordinating and supervising the daily pricing and valuation of the Corporation’s investment portfolio; (f) providing fund accounting services, including preparing and supervising financial statements; (g) monitoring and coordinating, where appropriate, relationships with unaffiliated service providers; (h) supervising the Corporation’s compliance with recordkeeping requirements under applicable laws and regulations and maintaining books and records for the Corporation (other than those maintained by the custodian); (i) preparing and filing of any tax reports, if necessary, and monitoring the Corporation’s compliance with the Internal Revenue Code and any related private letter ruling from the Internal Revenue Service and other applicable tax laws and regulations; (j) establishing, maintaining and monitoring the Corporation’s compliance program with respect to the federal securities, state and foreign laws and regulations applicable to the operation of the Corporation; the Corporation’s investment goals, policies and restrictions; and other policies applicable to the Corporation; (k) preparing regulatory reports if necessary; (l) providing executive, clerical and other personnel needed to carry out the above responsibilities; (m) maintaining the Corporation’s register of members and tracking the daily purchases and redemptions of shares by the sole shareholder of the Corporation; (n) signing checks and wiring transfers for all Corporation accounts (i.e., redemption, distribution and custody) for the purpose of share purchases and share redemptions; (o) transferring cash from the deposit accounts under the Corporation’s custody agreement into the redemption accounts and/or the dividend and distribution accounts established for the Corporation; (p) accepting funds or accounts and signing acceptance letters; (q) signing on behalf of rights offerings, dividend options and other discretionary actions that involve the securities held by the Corporation; (r) opening custody accounts on behalf of the Corporation; (s) signing trade tickets to the custodian banks authorizing the settlement of trades and to confirm telephonically trades with broker/dealers on behalf of the Corporation; (t) processing foreign exchange trade settlements; and (u) executing and delivering trading documentation on behalf of the Corporation.

            Nothing in this Agreement shall obligate the Corporation to pay any compensation to the officers of the Corporation who are officers, directors, stockholders or employees of the Manager or its affiliates.  Nothing in this Agreement shall obligate the Manager to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Corporation to perform services on behalf of the Corporation.

                        D.           Other Obligations and Services.  The Manager shall make its officers and employees available to the Sole Director and officers of the Corporation for consultation and discussions regarding the administration and management of the Corporation and their investment activities.

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                        E.           Delegation of Services.  The Manager may, at its expense, select and contract with one or more Subadvisers registered under the Advisers Act to perform, and thereby delegates to any such Subadviser, some or all of the services for the Corporation for which it is responsible under Section 2.A. of this Agreement or as the Manager may otherwise determine to be necessary or appropriate to seek to implement the Corporation’s investment goals and strategies, subject to the approval of the Sole Director.  The Manager will compensate any Subadviser for its services to the Corporation.  The Manager will evaluate and select the Subadvisers and will make recommendations to the Sole Director about the hiring, termination and replacement of a Subadviser and will oversee, monitor and review the Subadvisers and their performance and their compliance with the Corporation’s investment policies and restrictions.  The Manager may also terminate the services of any Subadviser at any time in its sole discretion, and shall at such time assume the responsibilities of such Subadviser unless and until a successor Subadviser is selected and the requisite approval of the Corporation’s shareholders, if any is required, is obtained.  The Manager will continue to have overall responsibility for the management and investment of the Assets and responsibility for all advisory services furnished by any Subadviser and will supervise each Subadviser in its performance of its duties for the Corporation with a view to preventing violations of all applicable federal, state and foreign laws and regulations, and any applicable procedures adopted by the Corporation’s Sole Director.

            The Manager may, at its expense, also delegate to one or more entities some or all of the services for the Corporation for which the Manager is responsible under Section 2.C. of this Agreement.  The Manager will be responsible for the compensation, if any, of any such entities for such services to the Corporation, unless otherwise agreed to by the parties.  Notwithstanding any delegation pursuant to this paragraph, the Manager will continue to have responsibility and liability for all such services provided to the Corporation under this Agreement and will supervise each delegate in its performance of its duties for the Corporation with a view to preventing violations of the federal securities laws.

            3.         Expenses of the Corporation.  It is understood that the Corporation will pay all of its own expenses other than those expressly assumed by the Manager herein, which expenses payable by the Corporation shall include:

                        A.           Fees and expenses paid to the Manager as provided herein;

                        B.           Expenses of all audits of the Corporation by independent public accountants;

                        C.           Expenses of transfer agent, registrar, custodian, dividend disbursing agent and shareholder record-keeping services, including the expenses of issue, repurchase or redemption of shares with respect to the Corporation;

                        D.           Expenses of obtaining quotations for calculating the value of the Corporation’s net assets;

                        E.           Salaries and other compensations of executive officers of the Corporation who are not officers, directors, stockholders or employees of the Manager or its affiliates;

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                        F.           Taxes levied against the Corporation;

                        G.           Brokerage fees and commissions in connection with the purchase and sale of securities for the Corporation;

                        H.           Costs, including the interest expense, of borrowing money;

                        I.            Costs incident to the filing of reports with regulatory bodies and the maintenance of the Corporation’s and the Corporation’s legal existence, except as otherwise agreed to by the Corporation, and the Manager or its affiliates;

                        J.            Legal fees;

                        K.           Trade association dues;

                        L.           The Corporation’s pro rata portion of fidelity bond, errors and omissions, and director and officer liability insurance premiums; and

                        M.          The Corporation’s portion of the cost of any proxy voting service used on its behalf.

            4.         Compensation of the Manager.  The Corporation shall pay a management fee in cash to the Manager based upon a percentage of the value of the Corporation’s net assets, calculated as set forth below, as compensation for the services rendered and obligations assumed by the Manager, during the preceding month, on the first business day of the month in each year.

                        A.           For purposes of calculating such fee, the value of the net assets of the Corporation shall be determined in the same manner that the Corporation uses to compute the value of its net assets in connection with the determination of the net asset value of its shares.  The rate of the management fee payable by the Corporation shall be calculated daily at the annual rate of 2.05% of the Corporation’s net assets.

                        B.           The management fee payable by the Corporation shall be reduced or eliminated to the extent that Franklin Templeton Distributors, Inc. has actually received cash payments of tender offer solicitation fees less certain costs and expenses incurred in connection therewith.  The Manager may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in purchase price of its services.  The Manager shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of the Corporation’s expenses, as if such waiver or limitation were fully set forth herein.

                        C.           If this Agreement is terminated prior to the end of any month, the accrued management fee shall be paid to the date of termination.

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            5.         Activities of the Manager.  The services of the Manager to the Corporation are not to be deemed exclusive, and the Manager and any of its affiliates shall be free to render similar services to others.  Subject to and in accordance with the Memorandum and Articles of Association of the Corporation, it is understood that Sole Director, officers, agents and shareholders of the Corporation are or may be interested in the Manager or its affiliates as directors, officers, agents or stockholders; that directors, officers, agents or stockholders of the Manager or its affiliates are or may be interested in the Corporation as directors, officers, agents, shareholders or otherwise; that the Manager or its affiliates may be interested in the Corporation as shareholders or otherwise; and that the effect of any such interests shall be governed by said Memorandum and Articles of Association.

6.         Performance of Services in Accordance with Regulatory Requirements; Furnishing of Books and Records.  In performing the services set forth in this Agreement, the Manager:

                        A.           shall conform with all applicable laws, rules and regulations, with all other applicable federal, state and foreign laws and regulations and with any applicable procedures adopted by the Corporation’s Sole Director;

                        B.           will make available to the Corporation, promptly upon request, any of the Corporation’s books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Manager’s services under this Agreement that may be requested in order to ascertain whether the operations of the Corporation are being conducted in a manner consistent with applicable laws and regulations.

            7.         Liabilities of the Manager.

                        A.           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder on the part of the Manager, neither the Manager nor its officers, directors or employees shall be subject to liability to the Corporation or to any shareholder of the Corporation for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Corporation.

                        B.           Notwithstanding the foregoing, the Manager agrees to reimburse the Corporation for any and all costs, expenses, and counsel and director’s fees reasonably incurred by the Corporation in the conduct of factual investigations, any legal or administrative proceedings (including any applications for exemptions or determinations by the U.S. Securities and Exchange Commission) which the Corporation incurs as the result of action or inaction of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders where the action or inaction necessitating such expenditures (i) is directly or indirectly related to any transactions or proposed transaction in the stock or control of the Manager or its affiliates (or litigation related to any pending or proposed or future transaction in such shares or control) which shall have been undertaken without the prior, express approval of the Corporation’s Sole Director; or (ii) is within the control of the Manager or any of its affiliates or any of their officers, directors, employees or stockholders. The Manager shall not be obligated pursuant to the provisions of this Subparagraph 7.B., to reimburse the Corporation for any expenditures related to the institution of an administrative proceeding or civil litigation by the Corporation or a shareholder seeking to recover all or a portion of the proceeds derived by any stockholder of the Manager or any of its affiliates from the sale of his shares of the Manager, or similar matters.  So long as this Agreement is in effect, the Manager shall pay to the Corporation, as relevant, the amount due for expenses subject to this Subparagraph 7.B. within thirty (30) days after a bill or statement has been received by the Manager therefor.  This provision shall not be deemed to be a waiver of any claim the Corporation may have or may assert against the Manager or others for costs, expenses or damages heretofore incurred by the Corporation or for costs, expenses or damages the Corporation may hereafter incur which are not reimbursable to it hereunder.

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            8.         Renewal and Termination.

                        A.           This Agreement shall become effective on the date written above and, with respect to the provisions relating to the Corporation, shall continue in effect for two years thereafter, unless sooner terminated as hereinafter provided and shall continue in effect thereafter for periods not exceeding one year so long as such continuation is approved at least annually by the Sole Director of the Corporation.

                        B.           This Agreement:

                                      (i)          may at any time be terminated without the payment of any penalty, with respect to the Corporation, by the Sole Director of the Corporation, on not more than sixty (60) days’ written notice to the Manager;

                                      (ii)         shall not be assigned without the consent of the Corporation; and

                                      (iii)        may be terminated by the Manager on sixty (60) days’ written notice to the Corporation.

                        C.           As used in this Paragraph the term “assignment” shall have the meaning set forth for any such terms in the Advisers Act.

                        D.           Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at any office of such party.

            9.         Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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            10.       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

            11.       Limitation of Liability.  Each party acknowledges and agrees that all obligations of the Corporation under this Agreement are binding only with respect to the assets of the Corporation; that any liability of the Corporation under this Agreement with respect to the Corporation, or in connection with the matters contemplated herein with respect to the Corporation, shall be discharged only out of the assets of the Corporation; and the Manager shall not seek satisfaction of any such obligation or liability from the shareholders of the Corporation, the directors, officers, employees or agents of the Corporation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on May 16, 2016.

K2 GMOF HOLDINGS CORPORATION

By:  /s/STEVEN J. GRAY

            Name:  Steven J. Gray

            Title:   Vice President and Secretary

K2/D&S MANAGEMENT CO., L.L.C.

By:  /s/BENJAMIN C. BROWNING

            Name: Benjamin C. Browning

            Title:   Director of Business Strategies

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